Exhibit 99.2

GOVERNMENT PROPERTIES INCOME TRUST

CHARTER OF THE COMPENSATION COMMITTEE

Adopted                , 2009

I.              PURPOSE

The primary purpose and function of the Compensation Committee (the “Committee”) is to discharge the responsibilities of the Board of Trustees (the “Board”), or to assist the Board in discharging its responsibilities related to: (i) the review and approval of the management and administrative service agreement(s) of the Company; (ii) the evaluation of performance by the manager, and service provider under such management and administration agreement(s); (iii) the evaluation of the compensation paid under such management and administration agreement(s); (iv) the evaluation of services provided by the individual who serves as President of the Company; (v) the evaluation of compensation paid by the Company directly, if any, to any individual who serves as President or other executive officers; (vi) the evaluation of the services provided by the person serving as the director of internal audit for the Company; (vii) the review of compensation of the person serving as the director of internal audit for the Company; and (viii) the approval, evaluation and administration of all equity compensation plans of the Company.

The Committee is also responsible for producing an annual report for inclusion in the Company’s annual proxy statement in accordance with applicable rules and regulations.

II.            COMPOSITION

The Committee shall be comprised of three or more trustees as determined by the Board, each of whom shall meet the independence and experience requirements of the Rules of the New York Stock Exchange, subject to applicable exceptions permitted thereunder, and any other applicable laws and regulations.  In addition, all members of the Committee must qualify as “non-employee” trustees within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and must meet the “outside director” requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

The members of the Committee shall be elected by the Board or an authorized committee thereof, to serve at the pleasure of the Board, and vacancies on the Committee shall be filled as provided in the Bylaws.  Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III.           RESPONSIBILITIES AND DUTIES

The following are activities of the Committee designed to promote the fulfillment of its functions as described in this Charter (these functions are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate given the circumstances):

1.             The Committee shall annually review the terms of the Company’s management and administration agreement(s), evaluate the performance of parties under such agreement(s), and determine and approve extensions of, and/or changes to, such agreement(s).

2.             The Committee shall annually consider goals and objectives relevant to compensation, if any, paid directly by the Company to its President, evaluate the performance of its President in light of those goals and objectives, and determine and approve compensation, including any equity based compensation, paid directly by the Company, if any, to its President based on this evaluation.  In determining any equity based compensation, the Committee shall consider the Company’s performance and relative investor return, the value of similar incentive awards to Presidents at comparable companies, and the awards given to the Company’s President in past years.

3.             The Committee shall annually make recommendations to the Board with respect to the compensation, if any, paid directly by the Company to executive officers other than the President.

4.             The Committee shall administer and have authority to make grants under the Company’s 2009 Incentive Share Award Plan, as amended from time to time, and such other equity based plans as to which the Board may from time to time delegate authority to the Committee to administer or make grants thereunder.

5.             The Committee shall annually evaluate the performance of the person serving as the director of internal audit for the Company and determine his (her) compensation.

6.             The Committee shall not approve any new arrangement or material modification to any existing arrangement in which the Company, directly or indirectly, extends or maintains credit, arranges for the extension of credit or renews an extension of credit, in the form of a personal loan to any trustee or executive officer of the Company.

7.             The Committee shall annually review and discuss with management a draft of the Company’s Compensation Discussion and Analysis to be included in the Company’s annual report on Form 10-K and annual proxy statement.  In connection with such review, the Committee shall produce a report as required by Securities and Exchange Commission rules to be included in the annual proxy statement stating whether (i) the

Committee has reviewed and discussed the Compensation Discussion and Analysis with management and (ii) based on the review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K and annual proxy statement.

8.             The Committee shall have the sole authority to retain and terminate any compensation consultant to be used to assist in the performance of its duties and shall have sole authority to approve fees and other retention terms of any such consultant.  The Committee shall also have authority to obtain advice and assistance from internal or external legal, accounting or other advisors in connection with its responsibilities and duties under this Charter.

9.             The Committee shall make regular reports to the Board.

10.           The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.  The Committee shall annually review its own performance.

11.           The Committee shall perform such other duties as the Board may assign to it from time to time.

IV.           GENERAL PROVISIONS

It is expected that the Committee will meet at least one time a year or more frequently as the circumstances require.  Meetings of the Committee shall be called and held, and the Committee may act by written consent in lieu of a meeting, as provided in the Bylaws.

The Committee is by this Charter delegated the powers of the Board necessary to carry out its purposes, responsibilities and duties provided in this Charter or reasonably related to those purposes, responsibilities and duties.

The Committee may form and delegate authority to subcommittees of one or more members when appropriate.  Any subcommittee shall be subject to this Charter.  The decisions of any subcommittees to which authority is delegated under this paragraph shall be presented to the full Committee at its next regularly scheduled meeting.